Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA ANNOUNCES HIGHEST QUARTERLY INCOME AND REVENUE

IN COMPANY HISTORY

Highlights:

•	Second quarter 2006 income from continuing operations of $752 million, or $0.86 per share.

•	Results include negative impact of previously announced charges of $0.04 per share for labor contract and strike preparation.

•	Quarterly revenues of nearly $8 billion.

•	First-half 2006 net income of $1.35 billion was higher than full-year results for every year in Company’s history except fiscal 2000.

•	Record ATOI in Alumina and Primary Metals, up 15 and 10 percent, sequentially.

•	Engineered Solutions ATOI a record $100 million, up 64 percent from year ago quarter, and Flat Rolled Products ATOI up 20% sequentially.

•	Annualized ROC year-to-date stood at 15.4 percent.

•	Debt-to-capital ratio down slightly to 32.0 percent, within target range while making strategic investments in growth.

NEW YORK, NY – July 10, 2006 – Alcoa (NYSE: AA) today announced second quarter 2006 income from continuing operations of $752 million, or $0.86 per diluted share, the highest quarterly profit in the company’s more than 115-year history.

Income from continuing operations of $752 million, or $0.86, was 52 percent better than the $496 million, or $0.56, in the second quarter of 2005, and 22 percent higher than the $615 million, or $0.70, in the previous quarter.

Net income for the quarter was a record $744 million, or $0.85, 62 percent higher than the $460 million, or $0.52, in the second quarter of 2005, and 22 percent higher than the $608 million, or $0.69, in the previous quarter.

Included in the second quarter results are previously announced after-tax charges of $35 million, or $0.04 per share, associated with ratification of a U.S. labor contract and costs to prepare for a potential work stoppage.

For the first half of 2006, income from continuing operations was $1.37 billion, up 79 percent from last year’s $764 million first-half results. First half 2006 net income of $1.35 billion was higher than the full-year results of all but one year in the company’s history.

Revenues for the quarter increased 10 percent sequentially to $7.96 billion, the highest quarterly sales in the company’s history, as each of the company’s six global business segments achieved higher volumes. Results were driven by higher LME prices and strong market demand in the aerospace, building and construction, commercial vehicle and can sheet markets. Compared to the year-ago quarter, sales have grown 19 percent.

“Alcoans have generated another record quarter – delivering today while we continue building for the future,” said Alain Belda, Alcoa Chairman and CEO. “By creating solutions for our customers and continuously improving productivity, we have driven record top and bottom line performances.

“We are consistently delivering returns well in excess of the cost of capital, generating cash to fund strategic growth projects, and keeping our balance sheet strong,” added Belda.

Balance Sheet and Growth Projects

In the quarter, capital expenditures were $729 million, 64 percent of which was devoted to growth projects designed to capture opportunities in global aluminum consumption, which is expected to double by 2020. Year to date, the company’s capital expenditures stand at $1.32 billion, primarily dedicated to growth projects such as the 341,000 mtpy Alcoa Fjardaal smelter in Iceland, the Mosjoen anode plant in Norway, and the Pinjarra alumina refinery upgrade in Australia.

Cash from operations for the quarter was $699 million, a $912 million improvement from the previous quarter, and $315 million better than the second quarter of 2005.

Days of working capital improved three days in the quarter compared to the second quarter of last year. Working capital dollars increased from the previous quarter due to the building of strategic inventories in the event of a work stoppage, higher prices, and continued strong markets. The debt-to-capital ratio declined slightly to 32.0 percent at the end of the quarter, within the Company’s target range and while continuing capital investments in strategic growth projects around the world.

During the quarter, Alcoa took several additional strides in its strategic growth program, including: the acquisition of a 70% stake in a brazing sheet facility in Kunshan, China to serve the automotive market; the signing of an MOU with Vinacomin for a possible bauxite and alumina refinery joint venture in the Dak Nong Province of Vietnam; the opening of the Company’s first plant in Bulgaria to produce consumer packaging products; and a sales operation in South Africa to serve the aluminum wheels market. During the quarter, the Company also announced its plan to divest its Home Exteriors business to free up resources to invest in strategic growth opportunities.

The Company’s year-to-date annualized return on capital (ROC) stood at 15.4 percent.

Innovation/New Products and Sustainability

Alcoa continued its leadership position in applying technologies to generate innovation on behalf of customers and the company. Examples this quarter included: an agreement with Nike to supply aluminum for two new lines of baseball bats globally; the introduction of Reynobond with Kevlar, a new hurricane-resistant architectural panel system; and a new natural media filtration system as a low-cost environmental control solution that saves the company millions.

During the quarter, Alcoa continued its leadership position in sustainability. The company was recognized for its stewardship of rivers by the U.S. Hydropower organization; and donated 20 Million ISK (US$280,000) to help create national parks in Iceland, including Europe’s largest conservation area. The Alcoa Foundation invested in an innovative land conservation program in the Palos Verdes peninsula. And the Company launched a new sustainability report and website detailing the company’s commitment to sustainable development.

Segment and Other Results

Alumina — After-tax operating income (“ATOI”) was $278 million, up 15% over the previous quarter. Higher pricing was partially offset by the effect of a weaker dollar. Additionally, alumina production for the quarter was a record 3,746 thousand metric tons (kmt), up by 44kmt from the previous quarter.

Primary Metals – Segment ATOI was $489 million, up 10% over the prior quarter. The ATOI increase was driven by higher LME prices and premiums, partially offset by higher energy, a weaker dollar, and strike preparation costs. Third party realized metal prices increased $194 per ton, or 8%, to $2,728 per ton. Primary metal production for the quarter increased 15 kmt to 882 kmt, due to the completion of the Alumar, Brazil expansion and partial return to service in Portland, Australia. The Company purchased roughly 145 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products – ATOI for the segment was $79 million, up 20% over the prior quarter. Higher volumes in can sheet, aerospace, commercial transportation and common alloy distribution, coupled with lower natural gas prices, more than offset strike preparation and related costs.

Engineered Solutions — Segment ATOI rose $17 million to an all-time high of $100 million, 64% above the prior year quarter and 20% higher than the record performance delivered in the sequential quarter. Strong demand in the aerospace, commercial vehicle, and industrial markets, continued productivity gains and price increases led to the improved results.

Packaging and Consumer — Segment ATOI was $37 million, an increase of $29 million over the previous quarter. Higher volume due to seasonal strength, improved pricing, and productivity gains led to the improved results.

Extruded and End Products — ATOI improved $20 million from the prior quarter and all businesses achieved higher revenues including the soft alloy business which saw increased demand in Europe and productivity advances. Global building and construction and hard alloy extrusion businesses continued their strong performance and also improved profitability.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 44 countries and has been named one of the top sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from rising energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its expansion projects and integration of acquired facilities as planned and by targeted completion dates, including the integration of its recently acquired Russian facilities; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Form 10-Q for the quarter ended March 31, 2006 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30 2005 (a)	March 31 2006	June 30 2006

Sales	$6,693	$7,244	$7,959

Cost of goods sold	5,408	5,459	5,967
Selling, general administrative, and other expenses	348	369	368
Research and development expenses	47	48	51
Provision for depreciation, depletion, and amortization	314	308	326
Restructuring and other charges	216	1	(9)
Interest expense	87	92	98
Other income, net	(347)	(35)	(61)

Total costs and expenses	6,073	6,242	6,740

Income from continuing operations before taxes on income	620	1,002	1,219
Provision for taxes on income	64	282	343

Income from continuing operations before minority interests’ share	556	720	876
Less: Minority interests’ share	60	105	124

Income from continuing operations	496	615	752

Loss from discontinued operations	(36)	(7)	(8)

NET INCOME	$460	$608	$744

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.57	$.71	$.86
Loss from discontinued operations	(.04)	(.01)	(.01)

Net income	$.53	$.70	$.85

Diluted:
Income from continuing operations	$.56	$.70	$.86
Loss from discontinued operations	(.04)	(.01)	(.01)

Net income	$.52	$.69	$.85

Average number of shares used to compute:
Basic earnings per common share	872,149,447	870,560,769	869,811,164
Diluted earnings per common share	877,950,254	875,971,920	877,005,617

Shipments of aluminum products (metric tons)	1,400,000	1,359,000	1,410,000

(a)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Six months ended
	June 30 2005 (a)	June 30 2006

Sales	$12,914	$15,203

Cost of goods sold	10,341	11,426
Selling, general administrative, and other expenses	673	737
Research and development expenses	93	99
Provision for depreciation, depletion, and amortization	626	634
Restructuring and other charges	261	(8)
Interest expense	165	190
Other income, net	(383)	(96)

Total costs and expenses	11,776	12,982

Income from continuing operations before taxes on income	1,138	2,221
Provision for taxes on income	254	625

Income from continuing operations before minority interests’ share	884	1,596
Less: Minority interests’ share	120	229

Income from continuing operations	764	1,367

Loss from discontinued operations	(44)	(15)

NET INCOME	$720	$1,352

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.88	$1.57
Loss from discontinued operations	(.05)	(.02)

Net income	$.83	$1.55

Diluted:
Income from continuing operations	$.87	$1.56
Loss from discontinued operations	(.05)	(.02)

Net income	$.82	$1.54

Average number of shares used to compute:
Basic earnings per common share	871,817,999	870,195,464
Diluted earnings per common share	878,211,268	876,595,985

Common stock outstanding at the end of the period	872,246,965	869,315,328

Shipments of aluminum products (metric tons)	2,689,000	2,769,000

(a)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2005 (b)	June 30 2006
ASSETS
Current assets:
Cash and cash equivalents	$762	$453
Receivables from customers, less allowances: $80 in 2005 and $85 in 2006	2,914	3,625
Other receivables	427	370
Inventories	3,446	4,087
Fair value of derivative contracts	520	345
Prepaid expenses and other current assets	713	989

Total current assets	8,782	9,869

Properties, plants and equipment, at cost	26,944	28,387
Less: accumulated depreciation, depletion and amortization	13,787	14,352

Net properties, plants and equipment	13,157	14,035

Goodwill	6,249	6,296
Investments	1,370	1,411
Other assets	4,090	4,132
Assets held for sale	48	28

Total assets	$33,696	$35,771

LIABILITIES
Current liabilities:
Short-term borrowings	$300	$361
Commercial paper	912	1,898
Accounts payable, trade	2,659	2,822
Accrued compensation and retirement costs	1,102	1,018
Taxes, including taxes on income	874	947
Other current liabilities	1,460	1,100
Long-term debt due within one year	58	62

Total current liabilities	7,365	8,208

Long-term debt, less amount due within one year	5,279	5,158
Accrued pension benefits	1,500	1,464
Accrued postretirement benefits	2,105	2,111
Other noncurrent liabilities and deferred credits	1,823	2,098
Deferred income taxes	875	833
Liabilities of operations held for sale	11	5

Total liabilities	18,958	19,877

MINORITY INTERESTS	1,365	1,474

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,720	5,807
Retained earnings	9,345	10,431
Treasury stock, at cost	(1,899)	(1,952)
Accumulated other comprehensive loss	(773)	(846)

Total shareholders’ equity	13,373	14,420

Total liabilities and equity	$33,696	$35,771

(b)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30
	2005 (c)	2006
CASH FROM OPERATIONS
Net income	$720	$1,352
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	627	634
Deferred income taxes	(102)	(3)
Equity loss (income), net of dividends	64	(42)
Restructuring and other charges	261	(8)
Gains from investing activities–sale of assets	(342)	(8)
Provision for doubtful accounts	10	11
Loss from discontinued operations	44	15
Minority interests	120	229
Stock-based compensation	12	50
Other	(59)	(66)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(656)	(525)
Increase in inventories	(472)	(559)
Increase in prepaid expenses and other current assets	(25)	(130)
Increase (decrease) in accounts payable and accrued expenses	89	(374)
Increase in taxes, including taxes on income	12	29
Cash paid on long-term aluminum supply contract	(93)	–
Pension contributions	(46)	(102)
Excess tax benefits from share-based payment arrangements	–	(15)
Net change in noncurrent assets and liabilities	(21)	–

CASH PROVIDED FROM CONTINUING OPERATIONS	143	488
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	2	(2)

CASH FROM OPERATIONS	145	486

FINANCING ACTIVITIES
Net changes to short-term borrowings	(9)	54
Common stock issued for stock compensation plans	17	136
Repurchase of common stock	–	(210)
Dividends paid to shareholders	(263)	(262)
Dividends paid to minority interests	(72)	(200)
Net change in commercial paper	475	986
Additions to long-term debt	200	8
Payments on long-term debt	(47)	(27)
Excess tax benefits from share-based payment arrangements	–	15
Other	–	40

CASH PROVIDED FROM FINANCING ACTIVITIES	301	540

INVESTING ACTIVITIES
Capital expenditures	(829)	(1,321)
Capital expenditures of discontinued operations	(5)	–
Acquisition of minority interests	(176)	(1)
Acquisitions, net of cash acquired	(257)	8
Sale of investments	1,077	7
Change in short-term investments and restricted cash	(228)	(21)
Additions to investments	(10)	(44)
Other	(9)	20

CASH USED FOR INVESTING ACTIVITIES	(437)	(1,352)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9)	17

Net change in cash and cash equivalents	–	(309)
Cash and cash equivalents at beginning of year	457	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$457	$453

(c)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06
Alumina:
Third-party shipments (Kmt)	1,923	1,951	2,017	1,966	7,857	2,023	2,108
Alumina production (Kmt)	3,583	3,621	3,688	3,706	14,598	3,702	3,746
Third-party sales	$505	$533	$531	$561	$2,130	$628	$713
Intersegment sales	$393	$439	$424	$451	$1,707	$555	$515
ATOI	$161	$182	$156	$183	$682	$242	$278
Depreciation, depletion and amortization	$41	$43	$44	$44	$172	$43	$46
Income taxes	$61	$66	$47	$72	$246	$93	$112
Equity (loss) income	$(1)	$—	$—	$1	$—	$(1)	$—

Primary Metals:
Third-party realized price – aluminum	$2,042	$1,977	$1,963	$2,177	$2,044	$2,534	$2,728
Third-party shipments (Kmt)	487	520	590	557	2,154	488	508
Aluminum production (Kmt)	851	899	904	900	3,554	867	882
Third-party sales	$1,089	$1,124	$1,204	$1,281	$4,698	$1,408	$1,589
Intersegment sales	$1,303	$1,215	$1,108	$1,182	$4,808	$1,521	$1,696
ATOI	$225	$187	$168	$242	$822	$445	$489
Depreciation, depletion and amortization	$90	$90	$93	$95	$368	$96	$102
Income taxes	$92	$75	$50	$90	$307	$197	$209
Equity income (loss)	$18	$(76)	$20	$26	$(12)	$20	$28

Flat-Rolled Products:
Third-party shipments (Kmt)	509	560	543	544	2,156	562	579
Third-party sales	$1,655	$1,763	$1,679	$1,739	$6,836	$1,940	$2,115
Intersegment sales	$34	$36	$29	$29	$128	$49	$66
ATOI	$75	$70	$81	$62	$288	$66	$79
Depreciation, depletion and amortization	$52	$54	$57	$54	$217	$50	$57
Income taxes	$24	$27	$30	$30	$111	$26	$25
Equity income (loss)	$—	$—	$—	$—	$—	$—	$(1)

Extruded and End Products:
Third-party shipments (Kmt)	221	237	224	212	894	232	241
Third-party sales	$1,037	$1,153	$1,092	$1,022	$4,304	$1,170	$1,328
Intersegment sales	$14	$19	$14	$17	$64	$23	$31
ATOI	$10	$20	$23	$(3)	$50	$—	$20
Depreciation, depletion and amortization (1)	$31	$32	$31	$32	$126	$30	$31
Income taxes	$(2)	$18	$10	$2	$28	$2	$9

Engineered Solutions:
Third-party shipments (Kmt)	38	37	36	34	145	37	38
Third-party sales	$1,237	$1,282	$1,242	$1,271	$5,032	$1,360	$1,405
ATOI	$61	$61	$34	$47	$203	$83	$100
Depreciation, depletion and amortization	$47	$45	$42	$42	$176	$40	$42
Income taxes	$26	$30	$23	$10	$89	$37	$44
Equity income	$1	$—	$—	$—	$1	$—	$—

Packaging and Consumer:
Third-party shipments (Kmt)	34	46	31	40	151	40	44
Third-party sales	$708	$827	$806	$798	$3,139	$749	$834
ATOI	$16	$41	$28	$20	$105	$8	$37
Depreciation, depletion and amortization (1)	$32	$31	$31	$32	$126	$31	$31
Income taxes	$10	$18	$14	$8	$50	$5	$9
Equity income	$1	$—	$—	$—	$1	$—	$—

(1)	Segment depreciation, depletion and amortization has been adjusted from the previously reported annual amounts to reflect the movement of certain amounts to Corporate.

Alcoa and subsidiaries

Segment Information (unaudited), continued

	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06
Reconciliation of ATOI to consolidated net income:
Total ATOI	$548	$561	$490	$551	$2,150	$844	$1,003
Impact of LIFO and intersegment profit adjustments (2)	(2)	(18)	(23)	(19)	(62)	24	13
Unallocated amounts (net of tax):
Interest income	7	9	12	14	42	11	10
Interest expense	(51)	(56)	(62)	(51)	(220)	(60)	(63)
Minority interests	(60)	(60)	(59)	(80)	(259)	(105)	(124)
Corporate expense	(69)	(73)	(82)	(88)	(312)	(89)	(82)
Restructuring and other charges	(30)	(144)	(5)	(18)	(197)	(1)	6
Discontinued operations	(8)	(36)	(3)	14	(33)	(7)	(8)
Other (2)	(75)	277	21	(99)	124	(9)	(11)

Consolidated net income	$260	$460	$289	$224	$1,233	$608	$744

Prior periods segment information has been reclassified to reflect the movement of the Hawesville, KY automotive casting facility to discontinued operations in 2006.

The difference between total segment third-party sales and consolidated third-party sales is in Corporate.

(2)	Prior periods Corporate LIFO expense has been reclassified from “Other” to combine the total impact of inventory related items.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Return on Capital			Return on Capital, Excluding Growth Investments
	Bloomberg (1)	Annualized (2)
Net income	$1,865	$2,704	Net income	$1,865

Minority interests	368	458	Minority interests	368

Interest expense (after tax)	268	273	Interest expense (after tax)	268

Numerator (sum total)	$2,501	$3,435	Numerator (sum total)	$2,501
			Russia and Bohai net loss	78

			Adjusted net income	$2,579

Average Balances			Average Balances (1)
Short-term borrowings	$309	$331	Short-term borrowings	$309
Short-term debt	55	60	Short-term debt	55
Commercial paper	1,501	1,405	Commercial paper	1,501
Long-term debt	5,335	5,219	Long-term debt	5,335
Preferred stock	55	55	Preferred stock	55
Minority interests	1,340	1,419	Minority interests	1,340
Common equity (3)	13,834	13,842	Common equity (3)	13,834

Denominator (sum total)	$22,429	$22,331	Denominator (sum total)	$22,429

			Capital projects in progress and Russia and Bohai capital base	(2,330)

			Adjusted capital base	$20,099

Return on Capital	11.2%	15.4%	Return on capital, excluding growth investments	12.8%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on trailing four quarters. Average balances are calculated as (June 2005 ending balance + June 2006 ending balance) divided by 2.
(2)	The Annualized Methodology numerator amounts are calculated using the first six months of 2006 balances and multiplying by 2. Average balances are calculated as (June 2006 ending balance + December 2005 ending balance) divided by 2.
(3)	Calculated as total shareholders’ equity, less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Days of Working Capital

	June 30 2005	December 31 2005	June 30 2006
Receivables from customers, less allowances	$3,195	$2,914	$3,625
Add: Inventories	3,462	3,446	4,087
Less: Accounts payable, trade	2,339	2,659	2,822

Working Capital	$4,318	$3,701	$4,890

Sales	6,693	6,666	7,959

Days of Working Capital	58.7	51.1	55.9

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)